                                                                   EXHIBIT 10.18

                                COMMERCIAL LEASE

     In consideration of the mutual promises and covenants contained in this Commercial Lease (this "LEASE"), TWIN LAKES III LLC, a Minnesota limited liability company ("LANDLORD"), and CARIBOU COFFEE COMPANY, INC. a Minnesota corporation ("TENANT") agree as follows:

     ARTICLE 1. DEFINITIONS. The following terms shall have the meanings given for the purposes of this Lease:

     1.1 "BUILDING" means the office/warehouse building containing approximately 109,000 square feet of space to be constructed by Landlord according to the Plans and the terms of this Lease.

     1.2 "COMMENCEMENT DATE" means the date of commencement of the Term of this Lease, which shall be the earlier of the date on which (a) Tenant occupies the Premises and commences business operations therein or (b) the date of Tender of Possession (defined in Section 23.3(b)), subject to postponement under Section 23.3(b) and 23.8.

     1.3 "COMMON AREAS" means as all areas and facilities outside the Premises and within the exterior boundary line of the Land which are provided and designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant, and other tenants of the Building, if any, and their respective employees, suppliers, shippers, customers and invitees. The Common Areas may include, but not be limited to, the parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways and landscaped areas.

     1.4 "COMPLETION DATE" means the date that the Improvements are Substantially Complete.

     1.5 "ESTIMATED DELIVERY DATE" means the date that the parties estimate that Landlord will tender the Premises to Tenant for occupancy after Substantial Completion, which date is estimated to be February 1, 2004, subject to postponement under clause (bb) of Section 23.4.

     1.6 "FIRST MORTGAGEE" means the holder from time to time of the any first mortgage (together with the notes secured thereby and security instruments collateral thereto) of record now or hereafter placed against the Premises by Landlord, any increase, amendment, extension, refinancing or recasting of that first mortgage, including such holder during any period of redemption following the foreclosure of the first mortgage.

     1.7 "GOVERNMENTAL AUTHORITY" and GOVERNMENTAL AUTHORITIES" mean all federal, state, county, municipal and local governments, and all departments, commissions, boards, bureaus and officers thereof, having or claiming jurisdiction over the Premises or Tenant's use thereof.

     1.8 "IMPROVEMENTS" means, collectively, the Building and the Common Areas, to be constructed by Landlord under this Lease.


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
     1.9 "LAND" means that certain land in Brooklyn Center, Minnesota, but not any Improvements or any other building, structure or other improvement, legally described on Exhibit A, and all easements, appurtenances and hereditaments thereto, but permanently excluding that portion of the land described on Exhibit A that is currently separated by a fence and leased to Toro Corporation.

     1.10 "LANDLORD'S CONTRACTOR" means a design-build team consisting of Opus Northwest, as general contractor, and Opus A & E, as the designer/architect.

     1.11 "LANDLORD'S REPRESENTATIVE" means Paul Hyde.

     1.12 "LEGAL REQUIREMENTS" means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, directions and requirements of all Governmental Authorities which now or at any time hereafter may be applicable to or required in connection with the Premises, or any use or condition of the Premises or any part thereof, or the design and construction of the Premises.

     1.13 "PLANS" means the final plans and specifications for design and construction of the Improvements, to be prepared by Landlord or Landlord's Contractor in conformity with the preliminary plans, outline specifications, and elevation drawings attached hereto as Exhibit D-l and the description of Landlord's Work attached hereto as Exhibit D-2, in accordance with Section 23.12 of this Lease, and as approved by Tenant under Section 23.12.

     1.14 "PREMISES" means, collectively, the Land, the Building, and the Common Areas.

     1.15 "REAL ESTATE TAXES" means all real estate taxes, and installments of special assessments, including interest thereon, relating to the Premises, and all other governmental charges, general and special, ordinary and extraordinary, foreseen as well as unforeseen, of any kind and nature whatsoever, or other tax, however described, which is levied or assessed by any governmental entity, against Landlord or all or any part of the Premises as a result of Landlord's ownership of or interest in the Premises, and due and payable during any given tax year. Real Estate Taxes also includes the proportionate share (calculated by land area) attributable to the Land of the real estate taxes, and installments of special assessments assessed against the parcel of land containing the storm water detention pond serving the Premises. Notwithstanding anything in this Lease to the contrary, Real Estate Taxes also do not include (a) taxes, assessments and the like not due and payable during the Term; (b) federal, state or local income taxes, or any other tax measured by Landlord's net income; (c) franchise, gift, transfer, excise, capital stock, estate, succession or inheritance taxes; (d) any special assessments attributable to the initial construction of the Improvements; (e) taxes attributable to the trade fixtures of other tenants (if any) of the Premises, or (f) penalties or interest on late payment of Taxes unless caused by Tenant. For the purposes of calculating Real Estate Taxes in any given taxable year, special assessments shall be paid over the maximum period allowed by law. If the Land is assessed together with one or more other parcels of land, then in calculating Real Estate Taxes, the amounts set forth on the applicable real estate tax bill will be equitably allocated between the


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Land and the other parcels of land, taking into account land area, and the size and value of improvements on the various parcels of land.

     1.16 "RENT" means the Base Rent and the Supplemental Rent (both as defined in Article 6), and any other item or rent or other payment required to be made by Tenant under this Lease.

     1.17 "RENT COMMENCEMENT DATE" means the Commencement Date, as the same may be postponed under Section 23.3(c).

     1.18 "SUBSTANTIALLY COMPLETE", "SUBSTANTIALLY COMPLETED", "SUBSTANTIAL COMPLETION", and similar terms mean that: (a) the Improvements are substantially completed in accordance with the Plans and the requirements of this Lease (including without limitation all floor, wall and window coverings, all trim, base, hardware and other finish items), except for certain minor punch list finish items such as, for example, installation of base board in some areas, replacement of defective ceiling tiles and minor retouching of painting, but excluding the mezzanine level and the elevators in the Building and seasonal items, such as installation of landscaping and sprinklers, painting and the final layer of blacktop; (b) Landlord has delivered to Tenant a Certificate for Final Payment from Landlord's Contractor certifying that Landlord's Work has been substantially completed; (c) the Building is in a condition, in the reasonable judgment of the Landlord's Contractor, suitable for occupancy and the conduct of business by Tenant; (d) a temporary certificate of occupancy or other required governmental authorization for the Premises has been issued and remains outstanding (subject to Section 23.10); and (e) the Premises is otherwise complete and in a condition ready for occupancy and use for the purposes set forth in Article 7, subject to completion of any work to be performed by or on behalf of Tenant under this Lease.

     1.19 "TENANT IMPROVEMENTS" means the construction and installation of the initial tenant improvements pursuant to Section 23.2, and as depicted on Exhibit E.

     1.20 "TENANT'S REPRESENTATIVE" means Tom Berzinski.

     1.21 "TERM" means the initial term of this Lease as provided in Section 4.1, and all extensions of that term resulting from Tenant's exercise of the extension options granted in Section 4.2, subject to the termination option granted in Article 28.

     1.22 "UNAVOIDABLE DELAYS" means Acts of God, casualties, war, civil commotion, embargo, riots, strikes, unavailability of materials (but not unavailability of funds) and any other events which are not within the reasonable control of the party in question to prevent, control or correct.

     ARTICLE 2. DEMISE. Landlord agrees to lease to Tenant, and Tenant agrees to lease from Landlord, the Premises for the Term, upon the terms and conditions of this Lease.

     ARTICLE 3. ENVIRONMENTAL UNDERTAKINGS BY LANDLORD. Landlord and Tenant acknowledge that the Property has been the site of industrial contamination and that


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
hazardous substances, pollutants and contaminants, as defined herein and under the Minnesota Environmental Response and Liability Act, Minnesota Statutes, Chapter 115B, as amended, have been released on the Property. Landlord, or persons affiliated with Landlord, have caused the Property to be enrolled in the "Voluntary Investigation and Cleanup" ("VIC") Program of the Minnesota Pollution Control Agency ("MPCA"), and, pursuant to the VIC Program, Landlord has entered into a Voluntary Response Action Agreement with the MPCA. Landlord has remediated the Property pursuant to the VIC Program and such Response Action Agreement subject only to the completion of the permanent surfaces for the truck court area of the Property. Upon completion of these permanent surfaces Landlord will secure a Certificate of Completion, pursuant to Minn. Stat. Section 115B.175, certifying the completion of the remedial actions on the Property, subject to the qualifications and conditions therein contained. Landlord and Tenant anticipate that such Certificate of Completion shall be obtained in the Spring of 2004, following the performance of the remaining remedial actions and MPCA review and approval of Landlord's Response Action Plan Implementation Report. Not later than the date of Tenant's initial occupancy of the Building, pursuant to the terms hereof, Landlord shall furnish to Tenant a "No Association" letter in favor of Tenant, pursuant to Minn. Stat. Section 115B.178, stating that the leasing of the Property to the Tenant hereunder, and the operations of the Tenant on the Property, pursuant to this lease will not constitute actions "associating" Tenant with any release or threatened release on the Property. Tenant has entered into this Lease in reliance on Landlord's undertaking to secure the Certificate of Completion as above-described, and such no-association letter, and the actions and representations of Landlord, both to the MPCA and to Tenant, with regard thereto. In the event the MPCA requires any further action on the part of Landlord, whether under the no-association letter, the Certificate of Completion, or otherwise, Landlord agrees, at its expense (and not as an Operating Expense), to expeditiously undertake and complete such further action, and to defend, indemnify and hold harmless Tenant from any cost, expense or liability in connection therewith. Without limiting the foregoing, Landlord, for itself, its successors and assigns, herewith agrees to indemnify, defend and hold harmless Tenant from and against any and all claims, demands, defenses, set-offs, counterclaims, damages, disbursements, losses, judgments, liens, liabilities, penalties (both civil and criminal), fines, litigation, law suits or other proceedings (including administrative or enforcement proceedings) and all costs and expenses (including attorneys' fees and disbursements and the reasonable charges of Tenant's separately-retained legal counsel) which accrue against or may be incurred by Tenant and which arise directly or indirectly from or out of or in any way connected with any enforcement action or other action by the MPCA with respect to any hazardous substance, pollutant or contaminant (herein defined) with respect to which Landlord has obtained the Certificate of Completion, as above-described. It is the intent of the parties that this indemnity shall be coextensive with the scope of the liability assurance obtained by Landlord, pursuant to the Certificate of Completion; the parties acknowledge that any qualifications, re-openers or other limitations in the Certificate of Completion shall apply with equal force with respect to Landlord's indemnity hereunder. This indemnity shall survive any cancellation, surrender or termination of this Lease, for any reason whatsoever, and shall be enforceable by Tenant, or any person claiming under or in the name of Tenant, for a period of ten years following the termination or surrender of this Lease by Tenant. The within indemnity shall also survive any passage of title to the Property to Tenant, whether pursuant to the option to purchase herein contained, or otherwise.


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
     ARTICLE 4. TERM; EXTENSION OPTIONS.

     4.1 TERM. The term of this Lease shall commence on the Commencement Date, and continue for one hundred eighty-nine (189) months, at which time the Term of this Lease shall expire without further action on the part of either party hereto.

     4.2 EXTENSION OPTIONS. Tenant has two options to extend the Term, each for consecutive periods of five additional years. Tenant may exercise the options to extend the Term by giving Landlord written notice of exercise not later than 270 days before the expiration of the then current Term (as the same may have been extended). The Base Rent for such extension terms shall be as set forth in
Section 6.1 below.

     ARTICLE 5. HOLDING OVER. If Tenant shall retain possession of the Premises after termination of this Lease or expiration or early termination of the Term then: (a) for each day or part thereof that the Tenant so retains possession of the Premises, Tenant shall pay Landlord 150% of the amount of the daily rate of Base Rent and 100% of the other charges payable by Tenant under Article 6 during the calendar month immediately preceding such termination or expiration together with any damages sustained by Landlord as a result thereof (provided that such damages shall be owing only to the extent they have been sustained by Landlord with regard to a prospective tenant about whom Landlord has given Tenant 30 days prior written notice of such tenant's anticipated occupancy), (b) if such retention of the Premises is with the express written consent of Landlord, such tenancy shall be from month to month and in no event from year to year or any period longer than month to month, and (c) except as provided in this Article 5, any such tenancy shall be upon the same terms and conditions as contained in this Lease.

                       [AGREEMENT CONTINUES ON NEXT PAGE]


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
     ARTICLE 6. RENT; OPERATING EXPENSES.

     6.1 BASE RENT.

          (a) ANNUAL RENT. Tenant covenants and agrees to pay to Landlord or its authorized agent, at Landlord's address, without prior demand and without deduction or set-off, (i) annual base rent for each square foot within the Building demised to Tenant ("BASE RENT"), commencing on the Rent Commencement Date and throughout the Term in the amounts described in the table below, and (ii) annual supplemental rent (the "SUPPLEMENTAL RENT") in the amount of $275,000.00:

                             ANNUAL BASE RENT
 PERIOD (CALCULATED FROM     PER SQUARE FOOT     SQUARE   BASE RENT PER   BASE RENT PER
   COMMENCEMENT DATE) *     DEMISED TO TENANT   FOOTAGE        YEAR           MONTH
-------------------------   -----------------   -------   -------------   -------------
Commencement Date to
   Month 9                        $6.01          40,000    $240,400.00      $20,333.33
Months 10 to Month 69             $6.01         109,000    $655,090.00      $54,590.83
Months 70 to 129                  $6.51         109,000    $709,590.00      $59,132.50
Months 130 to 189                 $5.77         109,000    $628,930.00      $52,410.83
(First Extension Period)
   Months 190 to 249              $5.28         109,000    $575,520.00      $47,960.00
(Second Extension Period)
   Months 250 to 300              $5.81         109,000    $633,290.00      $52,774.17

*    subject to Section 23.3(c)

          (b) METHOD OF PAYMENT. All payments of Base Rent and Supplemental Rent shall be made in advance in monthly installments on or before the first day of each calendar month with the first payment due on or before the Rent Commencement Date. Base Rent and Supplemental Rent for any partial month at the beginning or end of the Term shall be prorated on a daily basis.

     6.2 ADDITIONAL TAXES ON LANDLORD'S INCOME. Subject to any exclusions from Real Estate Taxes, which Tenant is not obligated to pay under this Section 6.2, Tenant also shall pay, as "ADDITIONAL RENT", any tax or excise on rents, gross receipts tax, or other tax, however described, which is levied or assessed by any Governmental Authority, against Landlord in respect to the Rent, Additional Rent, or other charges reserved under this Lease or as a result of Landlord's receipt of such rents or other charges accruing under this Lease, except income,


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     6.3 FREE RENT PERIOD ON 69,000 SQUARE FEET OF PREMISES. Notwithstanding
anything to the contrary, Tenant has no obligation to pay the Rent, Operating Expenses (defined below) or Real Estate Taxes for 69,000 square feet of the Premises for the period commencing on the Rent Commencement Date and ending nine months after the Rent Commencement Date (for example, if the Rent Commencement Date is February 13, 2004, then Tenant has not obligation to pay rent on 69,000 square feet of the Premises until November 13, 2004). This nine-month period is subject to extension pursuant to Section 23.3(c). For purposes of this Section 6.3, "OPERATING EXPENSES" means all expenses incurred by Tenant with respect to the maintenance and operation of the Premises, including, but not limited to, public liability, casualty and other insurance premiums, Common Areas maintenance and repair costs, fuel, window washing, janitorial services, trash and rubbish removal, snow removal, lawn mowing and maintenance, repair and replacement of exterior windows, repair of the non-structural portions of the roof and roof membrane, wages and benefits payable to employees of Tenant whose duties are directly connected with the operation, maintenance and management of the Premises and to only the extent such employee's time is directly and proportionately charged (and fairly allocable) to that operation, maintenance and management, amounts paid to outside contractors or subcontractors for work or services performed in connection with the operation and maintenance of the Premises, all services, supplies, repairs, replacements or other expenses for maintaining and operating the Premises, reasonable attorney's fees and costs in connection with the appeal or contest of Real Estate Taxes or levies (to the extent of any reduction realized), and such other expenses as may be ordinarily incurred in the operation, maintenance and management of the Premises and not specifically set forth herein. However, Operating Expenses will not include any costs described in Article 9.

     ARTICLE 7. USE. Tenant may not use the Premises, without the prior written consent of Landlord, for: (a) for the sale, storage, generation, use, disposal or distribution of any Hazardous Substances (defined in Article 11), subject to the exclusion in Article 11.3(a); (b) the sale or distribution any pornographic or adult-oriented publications, media or products; (c) as a bar, nightclub or strip club, (d) for any other use which places the Landlord or the Property in an immoral light, as determined from the perspective of a reasonable person using the community standards of the Minneapolis-St. Paul metropolitan area; (e) in any manner that increases the insurance risk or prevents the obtaining of insurance as a result of Tenant's specific and unique use of the Premises, or
(f) in any manner that would be in violation of any applicable Legal Requirements. Landlord acknowledges that Tenant's initial use of the Premises is for (aa) the storage, grinding, roasting, packaging, production, warehousing, distribution, and wholesale sale of Tenant's coffee, food, beverage and other products, and other related uses, (bb) related office use, and (cc) the retail sale of Caribou Coffee coffees, food, beverages and other products, and Landlord agrees that those uses are permitted under this Lease. As a condition to Tenant's obligations under this Lease, Landlord agrees to provide a zoning letter and evidence of any necessary zoning variance, addressed to Tenant and Tenant's title company (First American Title Insurance Company), stating and showing that the uses described in the immediately preceding sentence are permitted under the applicable zoning and use ordinances of the City of Brooklyn Center. Tenant acknowledges receipt of a zoning letter that meets the requirements set forth in the immediately preceding sentence. Tenant acknowledges that the conditional use permit necessary for the retail use contemplated by this Lease will not be considered by the City of


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Brooklyn Center until after execution of this Lease, and the zoning letter and evidence of any necessary zoning variance discussed above will not include this conditional use permit. Tenant shall seek the conditional use permit at Tenant's expense, and Landlord agrees to cooperate with Tenant's efforts to seek issuance of this conditional use permit by the City of Brooklyn Center, provided Tenant will hold Landlord harmless from any reasonable out-of-pocket expense incurred by Landlord in that cooperation.

     ARTICLE 8. MAINTENANCE AND REPAIR; TAXES.

     8.1 LANDLORD'S OBLIGATIONS. Landlord shall be responsible for keeping, maintaining, repairing and replacing if necessary the foundation, footings, exterior walls, columns, slabs, and structural portions of the roof of the Building, the load-bearing floors, load-bearing walls, other load-bearing elements and other structural portions of the Building (exclusive of doors, door frames, door checks, windows, and exclusive of window frames located in the exterior Building walls), and all plumbing, sewage, gas, electric, telephone and other utility facilities outside of the exterior wall of the Building, and all items of Landlord's Work that are covered under the warranties contained and discussed in Section 23.7(a), in good condition and repair. Landlord shall also be responsible for repairing any damage to the Land caused by erosion, depression, sinkholes or other natural events to casualty, but only to the extent not cause by Tenant's negligence in maintaining the Common Areas. Tenant may, at its option, either: (a) perform the obligations of Landlord under this
Section 8.1 on Landlord's behalf, subject to the warranties and obligations of Landlord contained and discussed in Section 23.7(a), and Landlord shall pay (as a material covenant of Landlord under this Lease, the cost of such performance within 30 days after receiving Tenant's substantiated demand therefor; or (b) require Landlord to perform Landlord's obligations of Landlord by giving notice of the items needed to be maintained, repaired or replaced. Landlord shall promptly commence and diligently prosecute such maintenance, repair or replacement, and Tenant shall give access to the Premises to Landlord for that purpose. Landlord shall use commercially reasonable efforts to minimize interfere with Tenant's possession and business in the Premises while performing any maintenance, repair or replacement under this Lease. If, in the reasonable opinion of Tenant, Landlord does not promptly commence or is not diligently prosecuting any maintenance, repair or replacement under this Section 8.1, Tenant may take over one or more items (at Tenant's option) of that maintenance, repair or replacement under clause (b) of this Section 8.1. Landlord shall also pay to Tenant its share of the cost of improvements, repairs and replacements to the Premises of a capital nature (including the replacement of the heating and air conditioning system, and those required by changes in law coming into effect after the Commencement Date which are not specific to Tenant's use, pursuant to
Section 8.2(c). Landlord shall make this payment within 30 days after the expiration or earlier termination of the Term, as the same may be extended. If Landlord fails to pay any amount due to Tenant under this Section 8.1, Tenant may pursue any remedies available to Tenant at law or in equity, but Tenant will not have the right of deduction or setoff against Rent.

     8.2 TENANT'S OBLIGATIONS.

          (a) TENANT'S OBLIGATIONS. Subject to the warranties and obligations of Landlord contained and discussed in Section 23.7(a), and except as provided in


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
     Section 8.1 and Article 16, Tenant shall maintain and repair (including replacement of parts and equipment if necessary) the entire Premises (including without limitation Common Areas) and every part thereof and any and all appurtenances thereto wherever located, including, without limitation, all plumbing, sewage, gas, electric, telephone and other utility facilities, but only to the outside face of the exterior wall of the Building, fixtures, heating and air conditioning and electrical systems, sprinkler system, non-structural portions of the roof, walls, floors coverings and surfaces, ceilings, together with any other Alterations (defined in Article 15) and improvements included within the Building in good order and condition, subject to ordinary wear and tear, damage by casualty and takings by eminent domain.

          (b) COMPLIANCE WITH LAWS. Subject to the warranties contained and discussed in Section 23.7(a), Tenant shall keep and maintain the Building in a clean, sanitary and safe condition in accordance with any applicable Legal Requirements imposed by any Governmental Authority having jurisdiction over the Premises (including all directions, rules and regulations of the health officer, fire marshal, building inspector, or other proper officials of the governmental agencies having jurisdiction), at the sole cost and expense of Tenant, and Tenant shall comply with all requirements of law, ordinance and otherwise, effecting the Premises including, but not limited to, the Americans with Disabilities Act ("ADA"). Tenant's obligations under this Section 8.2(b) include making any Alterations necessary to comply with any applicable Legal Requirements. However, Tenant is not be obligated to cure a violation of any law or ordinance which existed as of the Commencement Date unless (i) such violation is the result of Tenant's specific and unique activities on the Premises, or (ii) such cure is required as the result of Tenant's particular use of the Premises and not a general requirement of like buildings regardless of use. If Tenant refuses or neglects to commence and to promptly and adequately complete any repairs which are the obligation of Tenant pursuant to this Section 8.2(b), Landlord may, but shall not be required to, make or complete such repairs (after any required notice and cure period), and Tenant shall pay the cost thereof to Landlord immediately upon demand.

          (c) CAPITAL ITEMS. Notwithstanding anything in Section 8.2 to the contrary, except as provided in Article 16, if any improvements, repairs and replacements to the Premises of a capital nature (including any work of a capital nature performed by Tenant under Section 8.2(a), the replacement of the heating and air conditioning system, and those required by changes in law coming into effect after the Commencement Date which are not specific to Tenant's use, pursuant to Section 8.2(b)) ("CAPITAL ITEMS") are required, and payment for those improvements, repairs and replacements is not Landlord's obligation under Section 8.1 and not Tenant's obligation under Section 8.2(b), then the Capital Items will be performed according to clause (a) or clause (b) of Section 8.1, at Tenant's election. The cost of the Capital Items will be either, at Tenant's election: (a) apportioned evenly over the life of the respective Capital Items in question on a straight line basis without interest; or (b) financed by Tenant using financing that complies with the Islamic law of Sharia, and apportioned evenly over the life of the respective Capital Items in question. Landlord will be responsible to pay for the portion of the respective Capital Items allocated to the period occurring after the Term, and

     Tenant will be responsible to pay for the portion of the respective Capital Items allocated to the period occurring during the Term. Within 30 days after the expiration or earlier termination of the Term, the non-paying party will pay the portion of the respective Capital Items owed by it to the paying party based on substantiated invoices (which may be given at the time of completion of the Capital Items in question). "CAPITAL NATURE" means improvements, repairs and replacements the cost of which, under generally accepted accounting principles consistently applied, are capitalized rather than expensed for financial accounting purposes, disregarding any tax accounting treatment therefor. Tenant shall determine, in its sole discretion, whether any financing under clause (b) above complies with the Islamic law of Sharia.

          (d) FIRE AND LIFE SAFETY EQUIPMENT -- TENANT'S PARTICULAR USE. Tenant, at its own expense, shall install and maintain fire extinguishers and other fire protection devices as may be required from time to time by any agency having jurisdiction thereof and the insurance underwriters insuring the Premises, but only to the extent such requirements are the result of Tenant's particular use of the Premises and not a general requirement of like buildings regardless of use.

          (e) TAXES. Landlord shall directly pay and discharge all Real Estate Taxes, directly to the appropriate government agencies, that become due and payable during the Term with respect to the Premises. If any Real Estate Taxes may be paid or are payable in installments, Landlord shall pay such Taxes in installments as they respectively become due.

     ARTICLE 9. UTILITIES. From and after the Rent Commencement Date, Tenant shall be billed directly and shall pay, directly to the utility companies, all charges for electricity, natural gas, water, sewer and telephone services used by Tenant at the Premises. Tenant shall be responsible for providing its own trash removal and janitorial service. If any utility service to the Premises is interrupted for any reason except for Tenant's gross negligence or intentional misconduct, and such interruption continues for 72 consecutive hours, then the Rent due under the Lease shall be abated for the period commencing immediately after said 72nd hour and ending when the interrupted utility service is restored, but only to the extent that proceeds from the rent loss insurance under Section 12.2(a) are paid or made available to Landlord.

     ARTICLE 10. ADDITIONAL COVENANTS OF TENANT.

     10.1 SIGNS. Tenant has the right to install signage on the Premises at its own cost so long as the signage complies with all applicable Legal Requirements. Specifically, Landlord agrees that Tenant may install the signs depicted on Tenant's sign drawings that are attached hereto as Exhibit C. During the last six (6) months of the Term, Landlord may place "For Lease/Sale" signs upon the Premises, as long as those signs are in keeping with the standards for similar first-class office/warehouse facilities in the Minneapolis-St. Paul metropolitan area.

     10.2 COMPLIANCE WITH LAWS. Tenant agrees, at Tenant's expense, to comply with all applicable Legal Requirements relating to Tenant's use of the Premises, but this

Section 10.2 does not require Tenant to make any alterations, additions, or improvements to the Premises.

     10.3 SURRENDER. Tenant agrees, upon the termination of this Lease for any reason, to remove Tenant's personal property and moveable trade fixtures and those of any other persons claiming under Tenant, and to quit and deliver up the Premises to Landlord peaceably and quietly in as good order and condition as the Premises is on the Commencement Date (or thereafter, if there are subsequent Alterations by Landlord or Tenant), reasonable use and wear and damage due to fire or other casualty excepted.

     10.4 TENANT'S PERSONAL PROPERTY. Tenant agrees to pay, before delinquency, any and all taxes levied or assessed and which become payable during the Term upon Tenant's equipment, fixtures, furniture, and other personal property located on the Premises. Tenant has the absolute right to remove Tenant's furniture, moveable trade fixtures, equipment, inventory and merchandise and other personal property from the Premises at any time, including at surrender, but Tenant must repair any damage caused by such removal.

     ARTICLE 11. ENVIRONMENTAL MATTERS.

     11.1 DEFINITIONS. For purposes of this section, the term:

          (a) "HAZARDOUS SUBSTANCES" means the following: (a) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.A. Section 960 1(14) as amended by the Superfund Amendments and Reauthorization Act ("SARA"), and including the judicial interpretation thereof, (b) any "pollutant or contaminant" as now defined in 42 U.S.C.A. Section 960 1(33);
     (c) any petroleum, including crude oil or any fraction thereof; (d) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (e) any "hazardous chemical" as now defined pursuant to 29 C.F.R.
     part 1910; and (f) any other substance subject to regulation as a hazardous or-toxic substance under existing Environmental Laws; and

          (b) "ENVIRONMENTAL LAWS" means and includes all federal, state and local statutes, ordinances, regulations and rules presently in force or hereafter enacted relating to environmental quality, contamination and clean-up, including, without limitation, CERCLA, 42 U.S.C.A. Section 9601 et seq., as amended by the SARA, the Resource Conservation and Recovery Act of 1976, 42 U.S.C.A. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, and any applicable state superlien and environmental clean-up statutes and all rules and regulations presently or hereafter promulgated under said statutes, as amended.

     11.2 LANDLORD'S INDEMNITY. In addition to Landlord's obligations under
Article 3, Landlord agrees to indemnify, defend (with counsel reasonably acceptable to Tenant), protect and hold Tenant and each of Tenant's officers, directors, shareholders, owners, partners, employees, agents, attorneys, successors and assigns free and harmless from and against any and all claims, liabilities, damages, costs, penalties, forfeitures, losses or expenses (including reasonable attorneys' fees) for death or injury to any person or damage to any property whatsoever (including water tables and atmosphere) arising or resulting in whole or in part, directly or indirectly, from the release or discharge of Hazardous Materials, in, on, under, upon or from the Premises or the Improvements located thereon or from the transportation or disposal of Hazardous Materials to or from the Premises occurring prior to the Commencement Date. This indemnity shall survive the termination of this Lease, Tenant's right to possession of the Premises under this Lease, the expiration or earlier termination of the Term, Tenant's exercise of the purchase option contained in Article 27, and the closing and delivery of the deed under the purchase option.

     11.3 TENANT'S OBLIGATIONS. Tenant covenants and agrees that during the Term
(a) Tenant will not permit any Hazardous Substances to be located, stored, used, disposed of, released or discharged from (including groundwater contamination) the Premises, provided that the Tenant may store, use and dispose of (in compliance with this Article 11) normal office materials as well as other materials typically used in the operation of Tenant's business, (b) Tenant's use and operation of the Premises shall at all times and in all respects comply with all applicable Legal Requirements relating to the protection of health and with all Environmental Laws, and (c) Tenant will obtain all permits, if any, required under applicable Environmental Laws relating to Tenant's use and occupancy of the Premises.

     11.4 TENANT'S INDEMNITY. Subject to Article 3, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold Landlord and each of Landlord's officers, directors, partners, employees, agents, attorneys, successors and assigns free and harmless from and against any and all claims, liabilities, damages, costs, penalties, forfeitures, losses or expenses (including reasonable attorneys' fees) for death or injury to any person or damage to any property whatsoever (including water tables and atmosphere) arising or resulting in whole or in part, directly or indirectly, from the release or discharge of Hazardous Materials, in, on, under, upon or from the Premises or the Improvements located thereon or from the transportation or disposal of Hazardous Materials to or from the Premises, to the extent caused by Tenant whether knowingly or unknowingly, the standard herein being one of strict liability. Tenant's obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repairs, clean-up or detoxification or decontamination of the Premises or the Improvements pursuant to any applicable Legal Requirements, and the presence and implementation of any closure, remedial action or other required plans in connection therewith, until the Premises are returned to a condition compliant with any applicable Legal Requirements. For purposes of the indemnity provided herein, any acts or omissions of Tenant, or its employees, agents, customers, sublessees, assignees, contractors or sub-contractors of Tenant (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant; any acts or omissions of Landlord, its employees, agents, customers, assignees, contractors or sub-contractors shall be strictly attributable to Landlord. The foregoing covenants shall survive the termination of this Lease, Tenant's right to possession of the Premises under this Lease, the expiration or earlier termination of the Term, Tenant's exercise of the purchase option contained in Article 27, and the closing and delivery of the deed under the purchase option.

     ARTICLE 12. INSURANCE.

     12.1 DURING LANDLORD WORK AND ANY OTHER CONSTRUCTION. During performance of Landlord's Work (defined in Section 23.1) and the period of any construction, replacements or capital repairs at the Premises by Landlord or any of Landlord's contractors, Landlord shall carry (or cause Landlord's contractors to carry), the following insurance, at Landlord's (or the contractors') expense:

          (a) BUILDER'S RISK INSURANCE. Insurance with respect to the Improvements against loss or damage by fire, lightning, windstorm, tornado, hail and such other casualty in builder's risk form written on a completed value basis, in the full replacement value of the Improvements, with a deductible amount that is reasonably acceptable to Tenant. "FULL REPLACEMENT VALUE" means 100% of the actual replacement cost, including the cost of all debris removal and an endorsement insuring against changes in zoning ordinances, excluding costs of excavations, foundations and footings below the lowest floor. Full replacement value shall be ascertained from time to time (but not more frequently than once in any 12 calendar months).

          (b) WORKERS COMPENSATION. Adequate Workers Compensation insurance covering all persons employed on or in connection with such work and improvements.

          (c) LIABILITY INSURANCE. Commercial general public liability insurance against claims for bodily injury, death or property damage, occurring on, in or about the Property in a combined single limit of not less than $2,000,000, naming Tenant as an additional insured.

     12.2 AT OTHER TIMES. From and after the Effective Date, and throughout the Term, Landlord or Tenant (as specified below) shall carry the following insurance, at each of their respective expense:

          (a) CASUALTY INSURANCE. Landlord shall carry insurance with respect to the Improvements against loss or damage by fire, lightning, windstorm, tornado, hail and such other casualty as is customarily covered by extended coverage and "all risk" endorsements, in each case in the full replacement value of the Improvements, with a deductible amount determined in Landlord's reasonable business judgment. The term "FULL REPLACEMENT VALUE" as used in this Section means 100% of the actual replacement cost, including the cost of all debris removal and an endorsement insuring against changes in zoning ordinances, excluding costs of excavations, foundations and footings below the lowest floor. Full replacement value shall be ascertained from time to time (but not more frequently than once in any 12 calendar months). Whenever appropriate, including while the construction of the Tenant Improvements, Alterations and any capital improvements are in the course of being made, the casualty coverage insurance shall be carried in builder's risk form written on a completed value basis. In addition, the casualty insurance must include an endorsement (or Landlord shall obtain separate coverage) for loss of rents in the event of casualty, with a coverage amount equal to 12 months of Rent.

          (b) WORKERS COMPENSATION. Landlord shall carry, during the construction or performance of Alterations, the Tenant Improvements and whenever any capital improvements are being made at the Premises by or on behalf of Landlord, and at all other times required under applicable Legal Requirements, adequate Workers Compensation insurance covering all persons employed on or in connection with such improvements.

          (c) LIABILITY INSURANCE. Tenant agrees to carry, at its expense, during the entire Term, a policy of comprehensive general liability and property damage insurance in an amount of not less than $2,000,000.00 per occurrence, with respect to the Premises, and the business operated by Tenant in the Premises.

          (d) PROPERTY INSURANCE. Tenant agrees to carry, at its expense, during the entire term this Lease, insurance against fire, vandalism, malicious mischief, and such other perils as are from time to time included in a standard extended coverage endorsement insuring Tenant's merchandise, trade fixtures, furnishings, equipment and all other items of personal property of Tenant located on the Premises on a replacement value basis.

     12.3 REQUIREMENTS OF INSURANCE. All policies of insurance to be carried by Landlord or Tenant under this Lease shall (a) be in the amounts stated above, subject to adjustment from time to time as reasonably required by the other party or First Mortgagee and consistent for similar multi-use buildings in the Minneapolis-St. Paul metropolitan area; (b) except for worker's compensation insurance, name Landlord and any other parties in interest designated by Landlord as their respective interests may appear; (c) contain such endorsements as the non-insuring party may from time to time reasonably require; and (d) be in form and substance reasonably satisfactory to the non-insuring party. Such insurance may be furnished by the insuring party under any blanket policy carried by it or under a separate policy therefor. The insurance shall be with an insurance company authorized to do business in the State of Minnesota and having an A.M. Best rating of not less than A-VIII, and a copy of the paid-up policies evidencing such insurance or certificates of insurers certifying to the issuance of such policies shall be delivered to the non-insuring party prior to the Commencement Date and upon renewals not less than 30 days prior to expiration of such coverage. Such policies shall also provide that no act or default of any person other than the non-insuring party or its respective agents shall render the policy void as to the non-insuring party or effect the non-insuring party's right to recover thereon.

     ARTICLE 13. WAIVER OF CLAIMS (SUBROGATION). Notwithstanding anything in this Lease to the contrary, neither Landlord nor Tenant shall be liable to the other for, and each expressly waives claims against the other for, loss arising out of damage or destruction of the Premises or other property, or personal property or contents therein if such damage or destruction is caused by a peril included within a standard form of fire insurance policy, with full extended coverage endorsement added, as from time to time issued in Minnesota. Such absence of liability shall exist whether or not the damage or destruction is caused by the negligence of Landlord or Tenant, or their respective officers, employees, agents or customers. It is the intention and agreement of Landlord and Tenant that each party shall look to its insurer for reimbursement of any such loss, and the insurer involved shall have no subrogation rights against the other party. Each party shall advise its insurance company of this release and such policy shall, if necessary, contain a waiver of any right of subrogation by the insurer against the other party.

     ARTICLE 14. MUTUAL INDEMNIFICATION; WAIVER AS TO LOSSES CAUSED BY PREMISES. Subject to Article 13, Tenant shall defend and indemnify Landlord and hold it harmless from and against any and all liability, damages, costs, or expenses, including attorneys' fees, arising from any act, omission or negligence of Tenant or its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors in or about the Premises. Subject to Article 13, Landlord shall defend and indemnify Tenant and save it harmless from and against any and all liability, damages, costs, or expenses, including attorneys' fees, arising from any act, omission or negligence of Landlord or its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors in or about the Premises, or arising from any default under this Lease by Landlord. Landlord shall not be liable for any loss or damage to person or property sustained by Tenant, which may be caused by the Premises, or appurtenances thereto, being out of repair or by theft, or by vandalism, or by any other cause of whatsoever nature except to the extent caused by the failure of Landlord to perform its obligations under the terms of this Lease. Tenant shall not be liable for any loss or damage to person or property sustained by Landlord, which may be caused by the Premises, or appurtenances thereto, being out of repair or by theft, or by vandalism, or by any other cause of whatsoever nature except to the extent caused by the failure of Tenant to perform its obligations under the terms of this Lease.

     ARTICLE 15. ALTERATIONS. Tenant may not make permanent alterations, additions or improvements ("ALTERATIONS") to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, that Tenant may perform the Tenant Improvements and make the non-structural, interior alterations and Alterations at a cost not to exceed $25,000.00 in the aggregate in any given Lease Year, without Landlord's consent. Upon request by Landlord, Tenant will provide Landlord with reasonable documentation of Alterations done without the need for Landlord's consent. Alterations shall be made at Tenant's sole cost and any contractor must first be approved by Landlord. Tenant shall obtain all necessary permits and provide Landlord with copies. Tenant shall promptly repair any damage and perform any necessary cleanup resulting from any Alterations. All Alterations shall be Landlord's property and shall remain upon the Premises upon the expiration or other termination of this Lease, all without compensation to Tenant. Tenant agrees not to create, incur, impose or permit any lien against the Premises or Landlord by reason of any Alterations and Tenant agrees to hold Landlord harmless from and against any such lien claim. At its expense, Tenant shall cause to be discharged (or, if contested, bonded over as provided by statute), within ten days of the filing thereof, any construction lien claim filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, or on behalf of Tenant, provided that Tenant has the right to contest any such lien according to statutory procedures after posting a bond in an amount sufficient to discharge the lien with Landlord or a title company.

     ARTICLE 16. CASUALTY.

     16.1 DEFINITIONS. "CASUALTY" means any event causing damage to, or destruction or partial destruction of, any portion of the Premises. "POLICY" means the insurance policy carried under Section 12.2(a). "RESTORATION", "RESTORE" and similar terms mean the repair, restoration or rebuilding of the Premises or any part thereof following any Casualty, but excluding the Tenant Improvements, as nearly possible to its size, type and character immediately prior to that Casualty (using new, substantially similar materials, except to the extent that then-available materials are improved due to technological advances without affecting the cosmetic characteristics of any finish materials), in accordance with all Legal Requirements, together with any temporary repairs and property protection pending completion of the work.

     16.2 RESTORATION. If a Casualty occurs during the Term, Tenant shall give immediate notice of the damage caused by the Casualty to Landlord. Within 20 days after the date of Casualty (subject to Unavoidable Delays), Landlord shall cause Landlord's architect to reasonably estimate the cost of, and the time necessary to complete, Restoration of the Premises and the replacement value of the Building, and shall immediately deliver that estimate to Tenant. If the architect's estimate is 210 days after the date of Casualty or more, Tenant may terminate the Lease as of the date of the Casualty by giving written notice of termination within 15 days after receiving the architect's estimate. If the architect's estimate is less than 210 days after the date of Casualty, or Tenant does not terminate this Lease under the immediately preceding sentence, Landlord shall promptly commence Restoration of the Premises and diligently pursue the Restoration to substantial completion within 210 days after the date of Casualty (subject to Unavoidable Delays), regardless of the amount of insurance proceeds available for the Restoration. If Landlord fails to substantially complete the Restoration within 210 days after the date of Casualty (subject to Unavoidable Delays), Tenant may terminate this Lease as of the date of notice by giving 30 days written notice to Landlord, but if Landlord substantially completes the Restoration within that 30 days, then this Lease will not terminate.

     16.3 CASUALTY IN LAST YEAR. Notwithstanding anything to the contrary in this Lease, if a Casualty occurs in the last twelve months of the then-Term, and the Restoration will cost 25% of more of the replacement value of Building (excluding the Tenant Improvements) or more in Landlord's architect's reasonable estimate, then either party may terminate this Lease by giving written notice of termination to the non-terminating party within 15 days after receiving the architect's estimate. However, if Landlord gives a notice of termination under this Section 16.3, Tenant may exercise any remaining extension option under
Section 4.2, in which case Landlord's notice will automatically be deemed rescinded and Landlord will restore the Premises under this Article 16.

     16.4 INSURANCE PROCEEDS. To the extent that any proceeds of the Policy are in Tenant's control or commonly controlled with Tenant, Tenant will cooperate in making any insurance proceeds available to Landlord for Restoration. Landlord agrees that the loan documents related to any mortgage given by Landlord and encumbering the Premises will contain language consistent with this Article 16, requiring the lender thereunder to make the proceeds of the Policy available to Landlord (and Tenant under Section 16.6) to the extent necessary to substantially complete the Restoration. Upon the expiration or sooner termination of this Lease, any insurance proceeds not theretofore applied to the cost of Restoration shall be paid to Landlord.

     16.5 NO TERMINATION; ABATEMENT. Except where this Article 16 provides for an explicit right of a party to terminate this Lease due to Casualty, and that right is properly exercised, the Lease will continue in effect after Casualty, and no Casualty entitles or permits Tenant to surrender the Premises or terminate this Lease or relieves Tenant from any of its other obligations under this Lease. Notwithstanding anything in this Lease to the contrary, to the extent that the Premises are rendered unsuitable for the operation of Tenant's business in the Premises (as determined by Tenant in its reasonable business judgment) as a result of the Casualty, Rent due under this Lease will be proportionately abated from the date of casualty until the restoration is substantially completed, but only to the extent that Rent Loss proceeds are made available to Landlord

     16.6 RESTORATION BY TENANT. Notwithstanding anything to the contrary in this Lease, subject to the prior, written approval of First Mortgagee, Tenant may elect to perform any Restoration itself, or take over any Restoration in progress at any time, by giving written notice to Landlord. If Tenant elects to perform any Restoration itself, the proceeds of the Policy must be made available to Tenant for that Restoration in accordance with the First Mortgagee's standard construction disbursement procedure, or if there is no First Mortgagee, a customary construction disbursement procedure. Unless Tenant makes the election contained in this Section 16.6, except for the obligations under Section 16.7, Tenant has no obligation to restore the Premises after a Casualty.

     16.7 TENANT IMPROVEMENTS. Promptly after the substantial completion of Restoration by Landlord (or Tenant, as the case may be), Tenant shall repair, restore and rebuild the Tenant Improvements in the Premises. The remaining proceeds of the Policy after Restoration must be made available to Tenant for that repair, restoration and rebuilding, using the disbursement procedures described in Section 16.6, before any of the proceeds are paid to Landlord or First Mortgagee. If any insurance carried by Tenant insures the Tenant Improvements separately, or as a separate line item, the full amount of the insurance proceeds allocated to the Tenant Improvements must be made available to Tenant for the restoration and rebuilding of the Tenant Improvements.

     ARTICLE 17. CONDEMNATION.

     17.1 If the Premises shall be taken or condemned for any public purpose, or purchased under threat of such taking, to such an extent as to materially and adversely affect Tenant's ability to operate its business within the Premises (in Tenant's reasonable judgment, including if any zoning or use ordinance prohibits or limits the ability to restore the Premises or Tenant's ability to fully resume all uses of the Premises immediately prior to the taking), this Lease shall forthwith cease and terminate as of the date title vests in the condemning authority or the date the condemning authority takes possession, whichever shall occur first. In any negotiations for the sale of the Premises under threat of condemnation, Landlord shall keep Tenant informed of the status and substance of the negotiations, copy Tenant on all correspondence and written communications sent and received by Landlord, permit Tenant to attend meetings and teleconferences as an observer; Landlord further agrees to consult with Tenant before agreeing to final disposition of the Premises, but such consultation is not binding on Landlord.

     17.2 In the event this Lease is not terminated as contemplated by Section 17.1, Landlord shall promptly restore the Premises to substantially the same condition as the Premises was in as of the Commencement Date (with the exception of those portions of the Premises taken), and Rent and Additional Rent shall be proportionately adjusted. During the period of restoration, Rent and Additional Rent for the portion of the Premises affected by the taking shall be equitably abated.

     17.3 In any taking of the Premises, or any portion thereof, whether or not this Lease is terminated as provided in this article, Tenant shall not be entitled to any portion of the award for the taking of the Premises or damage to the Tenant Improvements except for any for separate award provided under statute or otherwise for Tenant's relocation expenses, and the taking of Tenant's furniture, fixtures or equipment, or personal property.

     ARTICLE 18. ASSIGNMENT AND SUBLETTING. Tenant shall not voluntarily, involuntarily or by operation of law assign, transfer, mortgage or encumber this Lease, nor sublet the whole or any part of the Premises without first obtaining Landlord's written consent, which consent shall not be unreasonably withheld. Notwithstanding any provision to the contrary in this Lease and provided there is no material uncured default under this Lease beyond any applicable notice and cure periods, Tenant has the right, without obtaining Landlord's consent, to transfer, sublet or assign Tenant's interest in this Lease, in whole or in part, to any "AFFILIATE" or "QUALIFIED ACQUIRING COMPANY" (a "PERMITTED ASSIGNMENT"). For the purposes of this Article, "AFFILIATE" means any parent company, subsidiary, or company-wide unit of Tenant, any surviving corporation or business entity in a statutory merger, consolidation, or reorganization of Tenant, any corporation or other business entity which acquires all or substantially all of the stock or assets of Tenant, or any corporation or other business entity controlled by, controlling or in common control with Tenant. "CONTROLLED BY, CONTROLLING OR IN COMMON CONTROL WITH" means that Tenant or another corporation or business entity, as the case may be, holds a controlling percentage or more of the voting stock of Tenant or another corporation or other business entity, as the case may be. "QUALIFIED ACQUIRING COMPANY" means any company that acquires for value all or substantially all of the stock or assets of any division, subsidiary, or company-wide operating unit of Tenant occupying the Premises. If, as of the effective date of a Permitted Assignment, the assignee has a net worth equal to or greater to the net worth of Tenant as of the date of such Permitted Assignment, and if the assignee explicitly assumes Tenant's obligations under this Lease in writing, Tenant shall be immediately released and discharged from all of the obligations of, and all liability deriving from, this Lease. In no event shall the sale of any stock or securities of Tenant, either in conjunction with a registered securities offering or on any public securities exchange, constitute a change of ownership or transfer with respect to any provisions of the Agreement relating to assignment, subletting, transfer or change of ownership.

     ARTICLE 19. DEFAULTS; REMEDIES.

     19.1 DEFAULTS; REMEDIES. Notwithstanding anything to the contrary in this Lease, if Tenant fails to pay any installment of Rent, Additional Rent, or other charges under this Lease when due, Landlord shall give five days written of that default to Tenant before Landlord may exercise any of its remedies under this Lease; however, Landlord is not required to give this notice more once in any calendar year. If Tenant (a) fails to pay any installment of Rent, Additional Rent, or other charges due hereunder five days after the same is due (or after notice that the same is overdue if required under the preceding sentence), or
(b) fails to perform any other covenant, term, agreement or condition of this Lease, and such failure continues for 30 days after written notice from Landlord (provided, however, that if the nature of such default other than for nonpayment is such that the same cannot reasonably be cured within such 30-day period, Tenant shall not be deemed in default if Tenant shall commence such cure within said 30-day period and thereafter diligently prosecute the same to completion), then, Landlord, in addition to all other rights and remedies available to Landlord at law or equity or by other provisions this Lease, may, without process, immediately re-enter the Premises and remove all persons and property and, at Landlord's option, terminate this Lease or terminate Tenant's right to possession of the Premises without terminating this Lease.

     19.2 ATTORNEYS FEES; MITIGATION. Tenant further agrees that, in case of any termination under Section 19.1, Tenant will indemnify Landlord against all loss of rents and other damage that Landlord may incur by reason of such termination, including, without limitation, reasonable attorneys' fees. Landlord shall have no duty to mitigate damages in the event that Landlord recovers possession of the Premises (with or without terminating this Lease), other than to list the Premises for rent (on terms reasonably acceptable to Landlord), and to entertain offers to rent in good faith. Landlord shall not be deemed to be acting in bad faith if Landlord chooses to relet space elsewhere within the France Avenue Business Park prior to reletting the Premises.

     19.3 RIGHT OF LANDLORD TO CURE DEFAULTS. If Tenant shall default in the observance or performance of any term or covenant of this Lease, or if Tenant shall fail to pay any sum of money, other than Rent required to be paid by Tenant hereunder (including, without limitation, Tenant's obligations under Section 8.2), Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation to make any such payment or perform any such other act on Tenant's part to be made or performed as provided in this Lease, remedy such default for the account and at the expense of Tenant, immediately and without notice in case of emergency, or in any other case after notice and expiration of any applicable cure period. If Landlord makes any expenditures or incurs any obligations for the payment of money in connection with Tenant's default including, but not limited to, attorneys' fees, Tenant shall pay to Landlord as Additional Rent such sums paid or obligations incurred, with costs and interest at the rate of 12% per year or the maximum rate permitted by law, whichever is lower. In any event, Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this section as in the case of default by Tenant in the payment of Rent or Additional Rent.

     19.4 UNPAID SUMS. Any amounts owing from Tenant to Landlord under this Lease shall bear interest at the highest rate permitted by law in the State of Minnesota, not to exceed the annual rate of 12% calculated from the date due until the date of payment. In addition to the foregoing remedies, if any payment of Rent or Additional Rent is not paid within five (5) days of the date due more than twice in any calendar year, Tenant shall thereafter (without the necessity of notice from Landlord) pay a one-time late charge equal to 5% of the amount of such overdue payment per month or proportion thereof as liquidated damages for Landlord's extra expense in handling such past due account.

     19.5 DEFAULT BY LANDLORD UNDER LEASE. If Landlord defaults in the payment or performance of any obligation of Landlord under the Lease, Tenant may give 30 days notice of that default to Landlord (except in case of emergency, in which case only notice that is reasonable under the circumstances, if any, is required), and if Landlord fails to cure the default within the applicable period, Tenant may (at its option): (a) pay or perform the obligation on behalf of Landlord, in which case Landlord shall pay the amount of that payment, to the cost of that performance (as the case may be) to Tenant within 10 days after substantiated demand by Tenant; and/or (b) pursue any remedies available to Tenant at law or in equity, but Tenant will not have the right of deduction or setoff against Rent.

     ARTICLE 20. SALE OR MORTGAGE OF LANDLORD'S INTEREST.

     20.1 CONVEYANCE OF LANDLORD'S INTEREST. Landlord may sell, assign or otherwise transfer, in whole or in part, its interest in this Lease and the Premises. Landlord shall require the transferee to accept the interest transferred subject to this Lease and assume the transferring Landlord's obligations under this Lease. Upon that assumption, the transfer shall release Landlord from any further liability to Tenant hereunder for acts occurring after the transfer and, after any such transfer, Tenant shall look solely to the transferee for the performance of any obligations of the party who from time to time is the landlord under this Lease.

     20.2 ESTOPPEL CERTIFICATE. Within ten (10) days after written request from Landlord or Tenant, the requested party shall execute, acknowledge and deliver to the requesting party a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), the dates to which Rent and any other charges payable by Tenant hereunder are paid in advance, if any, (b) acknowledging that there are not, to such party's knowledge, any uncured defaults on the part of the requesting party hereunder or specifying such defaults if any are claimed, and
(c) in case of a transfer of the requesting party's interest, attorning to the transferee, provided the transferee acknowledges the requested party's rights under this Lease. Each party hereby acknowledges that prospective purchasers, assignees and encumbrancers of the Premises (or of property of Landlord in which the Premises are a part), may incur obligations or extend credit in reliance upon the representations contained in such statement. The requested party's failure to deliver such statement to within said ten (10) day period shall conclusively evidence the requested party's representation and agreement that: this Lease is in full force and effect, without modification, except as therein represent; there are no uncured defaults in hereunder; and Tenant has not paid more than one month's rent in advance.

     ARTICLE 21. SUBORDINATION; NON-DISTURBANCE. This Lease is subject and subordinate to any underlying leases and the liens of any mortgage or mortgages now or hereafter in force against the Premises or the building in which the Premises are located or the land on which it sits, as well as to any and all zoning laws, ordinances and regulations, conditions and agreements affecting said real estate at any time, provided that the Term, Tenant's tenancy and possession of the Premises, and Tenant's rights under the Lease will not be terminated, modified or otherwise affected by any termination of any such underlying lease or any foreclosure or other enforcement of any such mortgage so long as Tenant is not in default under this Lease beyond any applicable notice or cure period. At the option of any lessor in any such underlying lease and the holder of any mortgage, the underlying lease or the mortgage (as the case may be) will be subordinate to this Lease.

     ARTICLE 22. QUIET ENJOYMENT. Landlord covenants that if Tenant pays the rent and observes and performs all the terms, covenants and conditions of this Lease on its part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises subject to the terms and conditions of this Lease, and free from hindrance and molestation from Landlord, anyone claiming by or through Landlord, and anyone for whom Landlord is responsible.

     ARTICLE 23. CONSTRUCTION OF IMPROVEMENTS.

     23.1 LANDLORD'S WORK. A site plan of Premises, showing the Improvements to be constructed in their respective approximate locations when constructed is attached as Exhibit B: however the actual locations of the Improvements when constructed are subject to change according to the provisions of this Lease. Landlord shall, at its sole cost and expense, cause the construction and completion of the Improvements substantially in accordance with the Plans, in strict compliance with all applicable Legal Requirements, and otherwise in a good and workmanlike manner and according to construction standards, methods and techniques used in construction of similar first-class multi-use facilities in the Minneapolis-St. Paul metropolitan area (the "LANDLORD'S WORK"). Landlord's Work will include obtaining any approvals, permits, inspections, certificates and authorizations (the "PERMITS") from applicable Governmental Authorities governmental authorizations for the construction of the Improvements. Landlord shall retain, at its sole cost and expense, Landlord's Contractor to oversee (from an architectural perspective) and perform Landlord's Work. "SUBSTANTIALLY IN ACCORDANCE WITH THE PLANS" means that the Improvements are constructed in strict accordance with the Plans with respect to all of the major aspects and specifications set forth in the Plans including all work and materials reasonably inferable from the Plans, but that reasonable deviations and substitutions are permitted from the details set forth in the Plans if necessary due to engineering or construction constraints, unavailability of materials or if otherwise required or occurring due to practical concerns or nature of the construction process, but only if the deviations and substitutions, when taken as a whole, do not substantially change the nature of the Improvements. If the mezzanine level and the elevators in the Building are not substantially completed in accordance with the Plans and the requirements of this Lease on the date of Tender of Possession (defined in Section 23.3(b)), then Landlord shall diligently continue construction of the mezzanine level and the elevators after Tender of Possession without interruption and must substantially complete the mezzanine level and elevators within twelve weeks after the later of (a) the date that a building permit has been issued for the Tenant Improvements, or (b) December 1, 2003. Landlord shall promptly commence and diligently pursue to completion any seasonal improvements such as the last layer of asphalt in the driveways and parking areas, painting and landscaping and sprinkler systems when weather and availability of materials permit. Tenant shall give Landlord access to the Premises for this purpose, and Landlord and Tenant shall cooperate in good faith to ensure that Landlord's work related to this purpose will not materially interfere with the performance of the Tenant Improvements, Tenant's moving into the Premises or Tenant's business and operations at the Premises, or disrupt labor harmony.

     23.2 TENANT IMPROVEMENTS. Tenant shall cause the construction and completion of all of the work set forth on, or reasonably inferable from, the "TENANT IMPROVEMENT PLANS" which are attached hereto as Exhibit E (the "TENANT IMPROVEMENTS"), in strict compliance with all applicable Legal Requirements, and otherwise in a good and workmanlike manner using new or like-new materials. The Tenant Improvements shall be constructed by Tenant, as general contractor. If Tenant opts to use an independent general contractor, then the general contractor must be reasonably approved by Landlord prior to commencement of construction. If Tenant opts to use an approved, independent general contractor, then the Tenant Improvements shall be constructed pursuant to a construction contract ("TENANT'S CONTRACT") which shall be in a form reasonably acceptable to Landlord and which shall provide for the monthly disbursement of the Tenant Improvement Allowance (defined in Section 23.6) through Landlord's title insurance company to Tenant (or Tenant's contractor if applicable) in a manner compatible with the payment schedule of Landlord's general contractor and the disbursing procedures of Landlord's lender and title company. Prior to each disbursement of Tenant Improvement Allowance under any Tenant's Contract, Tenant shall certify to Landlord and the title company the amount then outstanding under Tenant's Contract, and shall pay to the title company for first disbursement, the amount that the remaining balance owing under Tenant's Contract exceeds the remaining balance of the Tenant Improvement Allowance. If Tenant acts as the general contractor, then the Tenant Improvement Allowance will be paid in one draw upon the substantial completion of the Tenant Improvements. In making any draw request, including the single and final draw request if Tenant acts as the general contractor, Tenant shall provide a sworn construction statement, full and final lien waivers, and such other documentation as are customary and may reasonably be requested by Landlord, First Mortgagee or the disbursing agent. The Tenant Improvements shall be completed in accordance with Exhibit E and in compliance with all applicable Legal Requirements, including without limitation all required permits, certificates and other governmental authorizations. The provisions regarding liens contained in Article 15 will apply to the Tenant Improvements.

     23.3 DELIVERY OF POSSESSION.

          (a) LANDLORD'S OBLIGATION TO TIMELY DELIVER PREMISES. Landlord shall cause the Landlord's Contractor and the Improvements to be Substantially Complete by the Estimated Delivery Date.

          (b) DELAYED IN TENDER OF POSSESSION -- POSTPONEMENT OF COMMENCEMENT DATE. If Landlord fails to tender possession of the Premises to Tenant in a Substantially Completed condition ("TENDER OF POSSESSION") by the Estimated Delivery Date, then the

     Commencement Date will be postponed (by definition) by one day for each day of delay in Tender of Possession.

          (c) DELAYED IN TENDER OF POSSESSION -- RENT ABATEMENT. Except to the extent caused by Unavoidable Delay, if Tender of Possession is delayed by more than 14 days beyond the Estimated Delivery Date, then for each day of delay in Tender of Possession beyond that 14th day (i) the Rent Commencement Date shall be postponed by one day, and (ii) the nine-month free rent period under Section 6.3 shall be extended by one day. (For example, if the Estimated Delivery Date is February 1, 2004, and if the date of Tender of Possession is February 17, 2004, then the Rent Commencement Date would be February 19, 2004, and the free rent period under Section 6.3 would be extended to nine months and two days.)

          (d) MAJOR DELAY IN TENDER OF POSSESSION -- TERMINATION RIGHT. If Tender of Possession does not occur by the 90th day after the Estimated Delivery Date (regardless of any Unavoidable Delay), then Tenant will have the right to terminate this Lease at any time prior to Tender of Possession by giving written notice of termination to Landlord.

     23.4 CHANGE ORDERS. Tenant may from time to time request changes in the Landlord's Work by submitting a written change order (each, a "CHANGE ORDER") to Landlord. Unless performance of a Change Order is impractical due to nature or progress of the construction process or because the changes set forth in that Change Order cannot reasonably performed by Landlord (in which case Landlord shall give notice to Tenant's Representative stating Landlord's concerns), Landlord shall promptly approve any Change Order by countersigning that Change Order, at which time Landlord will be bound to make the changes set forth in the Change Order. However, if any Change Order will (a) increase the costs of the Landlord's Work, or (b) extend the time by which the Landlord's Work shall be substantially completed as required, then Landlord shall promptly notate on that Change Order (as the case may be): (aa) the amount that the cost of Landlord's Work will increase as a result of that Change Order, or (bb) the period by which the Estimated Completion Date will be delayed. Tenant shall then promptly either countersign and deliver to Landlord the annotated Change Order, at which time this Lease will be deemed amended to incorporate the postponed Estimated Completion Date and at the same time pay to Landlord the amount under clause
(aa), or withdraw that Change Order in which case that Change Order will be null and void.

     23.5 REPRESENTATIVES; COOPERATION. Any communications between Landlord and Tenant pertaining to the matters discussed in this Article 23 shall be directed to Landlord's Representative or Tenant's Representative, as the case may be. Landlord and Tenant shall cooperate in good faith with each other and their respective contractors, in the completion of plans and specifications, the scheduling of such work and the supplying of access and utility services necessary for the performance of such work. Tenant shall also cooperate in good faith with Landlord's contractor in coordinating the construction of the Tenant Improvements and any other work to be done by Tenant's Contractor or subcontractors during the period that Landlord's Work is being completed. Such coordination shall require that Tenant's work not adversely affect the schedule for Landlord's Work, damage Landlord's property, or disrupt labor harmony.

     23.6 TENANT IMPROVEMENT ALLOWANCE. Landlord agrees to provide an allowance not to exceed $1,105,500.00 to Tenant for the performance of the Tenant Improvements (the "TENANT IMPROVEMENT ALLOWANCE"). Landlord and Tenant shall, upon completion and payment of the Tenant Improvements, compute the final cost of the Tenant Improvements and, to the extent the final cost is less than the Tenant Improvement Allowance, the difference may be used by Tenant, in Tenant's discretion, either for reimbursement of relocation expenses, or as an offset against Rent next coming due.

     23.7 CONSTRUCTION WARRANTIES.

          (a) WARRANTIES RELATING TO LANDLORD'S WORK; WARRANTY BY LANDLORD. With respect to any labor and material warranties relating to Landlord's Work, the Improvements, or any labor or materials supplied thereto (including any warranties given by Landlord's Contractor): (i) Landlord shall seek and obtain all warranties that are generally available and provided by the applicable suppliers and contractors; (ii) Landlord hold and keep the warranties in effect for Tenant's benefit, and upon request by Tenant will take all commercially reasonable steps to enforce the warranties for the benefit of Tenant and the Premises, at Landlord's expense, or otherwise make the benefits of the warranties available to Tenant. It is the intention of the parties that Tenant will have the full benefit of any such warranties. In addition, Landlord hereby warrants to Tenant that (I) Landlord's Work shall be free from defective materials and workmanship for a period of one year from the Commencement Date, and that (II) the Landlord's Work and the Improvements (but excluding the Tenant Improvements) will be performed, installed and constructed, to the extent not related to the Tenant Improvements or Tenant's intended unique and specific use of the Premises, in strict compliance with all applicable Legal Requirements in effect as of the Commencement Date (including without limitation all requirements of building codes, permits and, after taking into account any equipment that is to be installed as a part of the Tenant Improvements, any health codes and fire and life safety codes).

          (b) WARRANTIES RELATING TO TENANT IMPROVEMENTS; WARRANTY BY TENANT. With respect to any labor and material warranties relating to the Tenant Improvements, or any labor or materials supplied thereto (including any warranties given by Tenant's Contractor): (i) Tenant shall seek and obtain all warranties that are generally available and provided by the applicable suppliers and contractors; (ii) Tenant hold and keep the warranties in effect for Landlord's benefit, and upon request by Landlord will take all commercially reasonable steps to enforce the warranties for the benefit of Landlord and the Premises, at Tenant's expense, or otherwise make the benefits of the warranties available to Landlord. It is the intention of the parties that Landlord will have the full benefit of any such warranties. Tenant hereby warrants to Landlord that the Tenant Improvements will be performed, installed and constructed in strict compliance with all applicable Legal Requirements in effect as of the Commencement Date (including without limitation all requirements of building codes, permits and any health codes and fire and life safety codes); however, this warranty does not require Tenant to perform, install or construct any improvements that are Landlord's obligation under this Lease, and does not apply to the extent that non-compliance of the Tenant Improvements with any applicable Legal Requirements is caused by failure of the Landlord's Work to comply with any applicable Legal Requirements. The parties intend that this warranty by Tenant and Landlord's warranties in Section 23.7(a) will be complementary, and not overlapping or conflicting.

     23.8 EARLY ACCESS. Three weeks prior to the Commencement Date, Tenant shall be allowed access to the Premises for the purposes of installing telecommunications systems, racking systems, fixtures and equipment. Such early occupancy shall be conditioned upon Tenant's work not adversely affecting the schedule for Landlord's Work, not resulting in any labor, and not damaging Landlord's property. Tenant's early occupancy shall be subject to all of the terms and conditions of this Lease except that Tenant shall not be required to pay Rent until the Rent Commencement Date. If Tenant is not allowed the full three weeks of early access under this Section 23.8, then the Commencement Date will be postponed until the 22nd day after the date that Tenant is allowed the early access under this Section 23.8.

     23.9 MEASUREMENT AFTER COMPLETION. Within 30 days after Substantial Completion, Landlord shall measure the exact square footage of the Building according to the then-applicable BOMA standards for single tenant office-warehouse buildings, or using such other standard on which Landlord and Tenant may agree. If the exact square footage is 108,500 square feet or more, no adjustment will be made under this Lease. However, if the exact square footage is less than 108,500 square feet, then the Base Rent will adjusted by multiplying by a factor, the numerator of which is the exact square footage of the Building, and the denominator of which is 108,500 square feet; Landlord shall promptly prepare, and Landlord and Tenant shall sign an amendment to this Lease setting forth a rent table conforming to this Section 23.9.

     23.10 CONSTRUCTION OF BATHROOM AND DEMISING WALL. Tenant acknowledges that Tenant's construction of a bathroom and a demising wall between the warehouse areas and the office areas of the Building are conditions precedent to Landlord obtaining a temporary certificate of occupancy for the Building. Landlord shall notify Tenant's Representative when the construction of the Improvements has progressed to a point that the bathroom and the demising wall (in the locations specified in the Tenant Improvement Plans) can be constructed. Upon receiving that notice, Tenant shall promptly commence and diligently complete construction of the bathroom and the demising wall.

     23.11 PUNCH LIST. Within 15 days after Tender of Possession, Tenant shall deliver to Landlord's Representative a "PUNCH LIST" specifying any items of Landlord's Work, including any finish items, remaining to be performed by Landlord under this Agreement. Within 30 days after receiving the Punch List (or such longer period of time as may be reasonably necessary to complete the Punch List items, as long as Landlord promptly commences and diligently pursues that completion, not to exceed 90 days), Landlord shall diligently perform and complete the items listed on the Punch List. Tenant shall give access to Landlord for the performance of the Punch List items, and Landlord and Tenant shall reasonably cooperate to ensure that Landlord's work related to the Punch List will not materially interfere with Tenant's work during the early access period under Section 23.8, the performance of the Tenant Improvements, Tenant's moving into the Premises or Tenant's business and operations at the Premises.

     23.12 PLANS. Landlord shall cause Landlord's Contractor to prepare final plans and specifications for the Improvements, consistent with Exhibit D-1 and Exhibit D-2 promptly after the Effective Date. Landlord will consult with Tenant to incorporate Tenant's wishes for the Improvements, consistent with Landlord's project budget, it being acknowledged by both parties that this is a "build-to-suit" lease. Tenant shall prepare (or if applicable cause Tenant's contractor to prepare) final plans and specifications for the Tenant Improvements, and those final plans and specifications must be approved by Landlord, whose approval may not be unreasonably withheld, conditioned or delayed, before Tenant commences constructing the Tenant Improvements.

     ARTICLE 24. SECURITY DEPOSIT. Tenant shall not be required to post a security deposit with Landlord.

     ARTICLE 25. BROKER/COMMISSIONS. Tenant and Landlord hereby acknowledge that they have dealt with no brokers other than Northco Real Estate Services and CB Richard Ellis. Landlord shall be responsible for any commission or fee due to CB Richard Ellis as well as a commission due to Northco Real Estate Services in the amount of $273,000.00. Landlord and Tenant agree to indemnify, defend and hold each other harmless from any claims by any other broker or agent arising out of the respective actions of Landlord or Tenant.

     ARTICLE 26. FINANCIAL STATEMENTS. Within 90 days after the end of Tenant's fiscal year end, Tenant shall deliver to Landlord copies of Tenant's audited, summary financial statement for the fiscal year just ended. Tenant consents to the sharing of such financial statements with Landlord's lenders, but Landlord agrees to keep such statements in confidence and require Landlord's lenders to also keep such statements in confidence. Tenant shall also, at such other times as Landlord may request, provide Landlord with updated, unaudited, summary financial statements within fifteen (15) days after receipt of Landlord's written request for same.

     ARTICLE 27. OPTION TO PURCHASE. Landlord hereby grants to Tenant an option to purchase the Premises at the end of the initial Term on the following general terms:

     27.1 Tenant may only exercise the option to purchase by giving Landlord written notice of exercise not less than one hundred twenty (120) prior to the stated expiration date of the initial Term ("OPTION DEADLINE").

     27.2 The Purchase Price for the Premises shall be $6,826,000.00.

     27.3 Landlord and Tenant shall proceed to closing on the first business day following the stated expiration date of the initial Term at the offices of Old Republic National Title Insurance Co., or such other date and place as Landlord and Tenant shall mutually agree.

     27.4 Within thirty (30) days after Tenant has given its notice of exercise, Landlord, at its own expense, shall deliver to Tenant a commitment for an owner's policy of title insurance from Old Republic National Title Insurance Company showing Landlord's title to be good and marketable, free and clear of all liens or encumbrances, except this Lease and any financing that will be paid at closing. Any encumbrances imposed by or through Landlord against the Premises or any improvements, fixtures or personal property must be satisfied.

     27.5 All real estate taxes and installments of special assessments shall be assumed by Tenant. The Premises shall be conveyed to Tenant by a warranty deed in recordable form and Landlord shall pay all documentary or deed tax stamps in connection therewith. Landlord shall also deliver at the closing a bill of sale; the customary seller's affidavit; an assignment of this Lease (or at Tenant's option, a termination of this Lease); assignments of contracts, warranties and permits; and any other documents reasonably necessary to effectuate the transaction contemplated herein. All rental payments relating to the month in which closing occurs shall be prorated to the date of closing.

     27.6 All other terms of the sale of the Premises shall be as customary for similar closings in the Minneapolis/St. Paul metropolitan area.

     27.7 Upon the written request of Tenant, Landlord shall deliver to Tenant before the Option Deadline, such information as may be in the possession of Landlord relative to the condition of the Premises including, by way of example, environmental reports, surveys, title work, etc.

     27.8 In the event of a material, adverse change in the Premises after Tenant's exercise of its option to purchase but before the closing date, and provided such change is not the result of any act or omission of Tenant, Tenant may terminate its exercise of the option to purchase in which case Landlord and Tenant will continue to perform all of the terms and conditions of this Lease as though the option to purchase had not been exercised.

     27.9 The Base Rent during the period between the date of Tenant's notice of exercise and the date of closing will be at the same rate as the Base Rent in the last month of the initial Term.

     ARTICLE 28. TENANT'S EARLY TERMINATION OPTION. Tenant has the option to terminate this Lease effective as of the tenth anniversary of the Commencement Date (the "EARLY TERMINATION DATE"). Tenant shall exercise its option to terminate by giving Landlord written notice of termination not later than 120 days prior to the Early Termination Date. Tenant shall pay to Landlord on or before the Early Termination Date, as a condition to such termination, a termination fee in the amount of $600,617.00.

     ARTICLE 29. ADDITIONAL PROVISIONS.

     29.1 HEADINGS. The titles to sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part this Lease

     29.2 HEIRS AND ASSIGNS. All of the covenants, agreements, terms and conditions contained in this Lease shall inure to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.

     29.3 NON-WAIVER. Waiver by Landlord of any breach of any term, covenant or condition herein contained in any instance shall not be deemed to be a waiver of any other breach of such term, covenant, or condition of this Lease.

     29.4 MODIFICATIONS. This Lease and any other documents signed concurrently with this Lease contain all covenants and agreements between Landlord and Tenant relating in any manner to the Premises. No prior agreements or understandings pertaining thereto shall be valid or of any force or effect. This Lease shall not be altered, modified or amended except in writing signed by Landlord and Tenant.

     29.5 SEVERABILITY. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision this Lease and the remaining provisions this Lease shall nevertheless remain in full force and effect. If the intent of any sections of this Lease so indicate, the obligations of Landlord and Tenant pursuant to such sections of this Lease shall survive the termination of this Lease, Tenant's right to possession of the Premises under this Lease, the expiration or earlier termination of the Term, Tenant's exercise of the purchase option contained in
Article 27, and the closing and delivery of the deed under the purchase option.

     29.6 NO ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent, Additional Rent and other charges stipulated herein shall be deemed to be other than on account of the earliest stipulated Rent, Additional Rent or other charges, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent, Additional Rent and any other charges or pursue any other remedy in this Lease.

     29.7 NOTICES. Whenever in this Lease it shall be required or permitted that notice, request, demand or other communication be made, given or served by either party to this Lease, such notice or demand shall be given or served in writing and sent to Landlord and Tenant at the addresses set forth below:

          Tenant:   Caribou Coffee Company, Inc.
                    Attn: Director of Real Estate
                    615 N. 3rd Street
                    Minneapolis, MN 55401
                    Tel: (612)359-2700
                    Fax: (612)359-2730

          Landlord: Twin Lakes III LLC
                    Attn.: Paul M. Hyde
                    3060 Metropolitan Centre
                    333 S. 7th Street
                    Minneapolis, MN 55402
                    Tel: (612)904-1513
                    Fax: (612)904-1590

All such notices shall be sent by either (a) certified or registered mail, return receipt requested, and shall be effective three days after the date of mailing; (b) Federal Express or similar overnight courier and shall be effective one day after delivery to Federal Express or similar overnight courier; or (c) personal service or facsimile, and shall be effective on the same day as service or facsimile. Any such address may be changed from time to time by either party serving notices as provided above.

     29.8 TIME IS OF THE ESSENCE. Time is of the essence as to the payment of Rent and the performance of all other obligations of Tenant under this Lease.

     29.9 MEMORANDUM OF LEASE. Either party hereto may require the other to join in a Memorandum of Lease for recording in the real estate records of Hennepin County, setting forth the non-confidential terms of this Lease including the existence of an option to purchase in favor or Tenant.

     29.10 TITLE INSURANCE. Tenant has the right to obtain title insurance (on an owners form with leasehold endorsements) with respect to its leasehold interest in the Premises under this Lease, and Landlord agrees to reasonably cooperate to the extent necessary to obtain that title insurance.

Dated this 5th day of September, 2003 (the "EFFECTIVE DATE").

                                        LANDLORD:

                                        TWIN LAKES III LLC


                                        BY /s/ Paul M. Hyde
                                           -------------------------------------
                                        Its CEO

                                        TENANT:

                                        CARIBOU COFFEE COMPANY, INC.


                                        BY /s/ George Mileusnic
                                           -------------------------------------
                                        Its CFO

                                    EXHIBIT A

                                LEGAL DESCRIPTION

Lot 2, Block 1, Joslyn Second Addition, Hennepin County, Minnesota

Except

That part of Lot 2, Block 1, Joslyn Second Addition, Hennepin County, Minnesota described as follows:

Beginning at the northwesterly corner of said Lot 2; thence South 59 degrees 12 minutes 57 seconds East (bearing based on the recorded plat of Joslyn Second Addition), along the northeasterly line of said Lot 2, a distance of 35.23 feet; thence southeasterly along a tangential curve concave to the northeast, continuing along the northeasterly line of said Lot 2, an arc length of 542.10 feet, said curve has a radius of 2914.65 feet and a delta angle of 10 degrees 39 minutes 23 seconds; thence South 90 degrees 00 minutes 00 seconds West, a distance of 516.69 feet to the westerly line of said Lot 2; thence North 00 degrees 32 minutes 05 seconds West, along said westerly line, a distance of
250.71 feet to the point of beginning. Said easement contains 59,334 square feet or 1.3621 acres.

                                    EXHIBIT B

                                    SITE PLAN

See attached.

                                   (SITE PLAN)

                                    EXHIBIT C

                             TENANT'S SIGN DRAWINGS

See attached.

                                   EXHIBIT D-2

                                 LANDLORD'S WORK

                             CARIBOU COFFEE COMPANY

LANDLORD'S WORK Landlord shall provide to Caribou the following (collectively "Landlord's Work") to the Premises and the building per Tenant's plans and specifications and all applicable code requirements. All Landlord's work shall be complete prior to space being turned-over to Tenant.

HVAC:

Landlord will provide and install gas-fired unit heaters in the warehouse and production area.

     The combined output will be a minimum of 50 Btu/hour per square foot of floor area using 250 MBH units. The installation of these units shall include:

          1. All power and control wiring with thermostats located per Tenant's plans.

          2.   All bracketing and structural supports.

          3.   All venting and associated roofing work

          4.   All gas piping.

          5.   All required permits and inspections.

     Tenant may choose to install hot water unit heaters with the condition that any change in cost from the above specification will be added to or deducted from the Tenant Improvement Allowance.

ELECTRICAL:

Landlord will provide and install complete electrical service system to the to the interior of the building. This service will be fully operational at the time of possession. The service will be 2000 amp 277/480 volt, including but not limited to the following:

          1. Landlord will be responsible to coordinate installation of electric utility connection to the building including the placement of all exterior wiring, transformers, etc.

          2. Landlord will be responsible for all initial utility company connection and access fees.

          3. The placement of service equipment and switchgear shall be in a location specified by Tenant.

          4. Electrical switchgear will be manufactured by either Square D or ITE. No substitutions will be allowed unless approved in writing by Tenant or it's representative.

          5. All conductors will be copper; no aluminum conductors will be used.

          6.   All fused disconnects must have time delay fuses.

          7. All panels will have copper busses and will utilize bolt-in breakers.

          8.   All required permits, inspections and approvals.

          9. As a part of the initial electrical service installation, Landlord will install a 4" telephone conduit into the building at a location specified by Tenant.

GAS SERVICE:

     Landlord will provide natural gas service to within the premises at a location to be specified by Tenant, this service shall include:

          1.   Minimum capacity of the supply shall be 50,000 mBtu/h

          2.   Minimum delivery pressure shall be 5 PSI

          3. Landlord shall be responsible for all connection, access or tap fees payable as a result of the installation of this service

          4. Metering equipment required for this service will be installed by the Landlord

          5. Subject to availability from the serving utility and confirmation from tenant that it will utilize this service.

PLUMBING

     Landlord will provide and install the following (including all applicable connection fees and municipal permits):

          1. 8" sanitary waste line brought within the building in location specified by Tenant at a suitable depth to drain per code from any location within the building.

          2. 6" sanitary waste branch line will be connected to the main 8" service near the point of entry and extended along the entire length of the building at a location specified by Tenant.

          3. Domestic water supply sized accordingly for fire suppression system, potable water system, and exterior irrigation system. Delivery pressure will be sufficient to ensure that no local fire pump will need to be utilized.

          4.   Landlord will provide and install all required metering.

          5. Minimum 2" stub with ball valve shall be provided for potable water system, minimum pressure to be 55 PSI maximum pressure to be 70 PSI.

          6. Landlord will be responsible for the complete installation of water supply to irrigation system including separate metering and backflow prevention as required by code.

          7. Landlord will allow Tenant's contractor to install all underground plumbing required for floor drains, restrooms, offices, etc. prior to the placement of the concrete floor.

          8. Landlord will be responsible for the payment of all utility access and connections fees, SAC/WAC charges related to the initial construction.

RESTROOMS:

Tenant will construct all restrooms required for their use.

FIRE PROTECTION:

     Landlord will provide and install complete sprinkler system to code for the building including the following:

          1. Distribution piping and heads based upon an open space layout and in accordance with local, state and national fire codes. Tenant will be responsible for modifications required for their specific use.

          2. Landlord will be responsible for all flow switches, tamper valves and other control and monitoring devices required for base building system.

          3. Tenant will be responsible for distribution piping and heads for all future office space; Landlord will size system accordingly to accommodate this future use.

          4.

EXTERIOR WALLS:

     Exterior walls will be constructed of insulated precast panels as depicted in building elevations. Landlord agrees to modify the location of one of the "bump-out" architectural features as depicted on the attached Tenant sign renderings to better accommodate the location of Tenants retail store.

ROOF:

     Landlord will install a 45 mil EPDM fully adhered roofing system (no ballast) for the entire building. Landlord agrees to allow Tenant to place roof curbs required for their use prior to the installation of this roofing system. Roofing system will include all insulation, roof drains and associated piping, sheet metal flashings and overflow scuppers.

STOREFRONT, SIGN BAND AND AWNINGS

     Landlord will provide exterior building facade and glazing per attached elevations. Second floor glazing will be installed by Landlords contractor at Tenants expense and will match lower level glazing in office area. Landlord's Contractor will install "retail standard" non-tinted storefront per Tenants plans in the area of the building to be occupied by the retail store at Tenants expense. All other glazing will be tinted per building standard. Tenant will be allowed to attach their prototypical building signs in a size and configuration not to exceed current city code (see attached elevation drawings). Tenant will be responsible to install awnings as required for their use at Tenants expense.

FLOORS:

     Landlord will provide clean and level concrete throughout the entire building. The floor slab will be 6" concrete with a minimum 6" compacted Class V base. Landlord warrants that design of floor slab will accommodate Tenant's use and will withstand point loads of 10,000 pounds. Landlord will make necessary accommodations for Tenants contractor to install all necessary underground plumbing prior to the placement of the slab.

CEILINGS AND LIGHTING:

     Landlord will install complete lighting in the warehouse and production area of the building per Tenant's plan (approx. 94,000 sf) in a sufficient quantity to achieve 30 foot-candles of light in all areas. Light fixtures shall have plastic enclosures, not glass. Minimum clear ceiling height in all areas throughout the building shall be 24'-0". Decking shall be primed white throughout. It is understood that the additional cost to meet this requirement (not to exceed $60,000) shall be amortized into the lease rate.

LANDSCAPING:

     Landlord will provide complete landscaping, using the existing landscaping of the adjacent building as a minimum standard. Landscaping will include an automatic irrigation system. Tenant will be allowed to install a monument sign and surrounding landscaping as generally depicted in the attached rendering.

SITE PLAN AND PARKING:

     Landlord agrees to construct the site and parking as depicted on the site plan with the following conditions:

          1. No means of ingress or egress to the site shall be modified without the consent of the Tenant.

          2. Landlord agrees to allow Tenant to modify the parking lot striping plan as required for their use as long as this modification will comply with all city codes.

          3. Landlord will provide no less than 216 full-size parking stalls on the site for Tenants use, as depicted on Exhibit B, but if Tenant changes the layout or striping plan for the parking lot under paragraph 2 above, this number of stalls will be adjusted as necessary and applicable.

          4. Landlord will allow Tenant to install a concrete pad and screening on the loading dock side of the building, at Tenants expense, for the purpose of placing nitrogen tank(s) and air compressor(s).

          5. Landlord will install, at their expense, complete parking lot and exterior building lighting in compliance with city standards.

DOCK EQUIPMENT:

          1. Landlord will install fourteen (14) 8'-0" x 9'-0" insulated dock doors

          2. Landlord will install concrete dolly pads, dock seals and bumpers for all dock doors

          3. Landlord will install 40,000 Lb., 6'-0" x 8'-0" hydraulic dock levelers at each loading dock.

          4. Landlord will install one (1) quad 120v outlet between every two dock doors

          5.   Landlord will install dock lights at each dock door

          6. Landlord will install one (1) 12'-0" x 14'-0" insulated drive-in door with exterior ramp. Door will be operated by means of automatic opener

STRUCTURAL MEZZANINE:

     Landlords contractor will install at Tenants expense approx. 16,000 sf structural mezzanine in a configuration as specified by Tenants plans. Landlord's Contractor will also install, at Tenant's expense, a fully functional passenger elevator to service the mezzanine area.

HANDICAPPED ACCESSIBILITY:

     All means of ingress and egress shall meet local and national handicapped codes including all ADA requirements. This requirement will apply only to the shell building condition, Tenant will be responsible to comply will these requirements as they relate to future Tenant Improvements.

                                    EXHIBIT E

                            TENANT IMPROVEMENT PLANS

See attached preliminary floor plan -- plans for Tenant Improvements to be attached after lease execution.

                            (FIRST LEVEL FLOOR PLAN)

                            (SECOND LEVEL FLOOR PLAN)

                             SUPPLEMENTAL AGREEMENT

     THIS SUPPLEMENTAL AGREEMENT ("SUPPLEMENTAL AGREEMENT") is made as of as of September 5, 2003 (the "EFFECTIVE DATE") by and between TWIN LAKES III LLC, a Minnesota limited liability company ("TWIN LAKES"), and CARIBOU COFFEE COMPANY, INC. a Minnesota corporation ("CARIBOU").

                                    RECITALS

     A. Twin Lakes and Caribou have entered into an agreement entitled "Commercial Lease" (the "LEASE"), dated as of the date of this Supplemental Agreement, relating to the Premises (as defined in the Lease).

     B. Twin Lakes and Caribou desire to enter into this Supplemental Agreement pursuant to which Caribou agrees to undertake, on behalf of and as agent for Twin Lakes, the payment of real property taxes and assessments, and the carrying and maintenance of insurance related to the Premises.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Twin Lakes and Caribou agree as follows:

     1. RECITALS; DEFINITIONS. The above Recitals are incorporated by reference. Any capitalized term not defined in this Supplemental Agreement will have the meaning specified in the Lease.

          1.1 "INSURANCE OBLIGATIONS" means any obligations of Twin Lakes to carry, maintain, or pay for any insurance, and related obligations, under Sections 12.2(a) and 12.2(b) of the Lease, in the manner and according to the standards described in those Sections of the Lease.

          1.2 "OBLIGATIONS" means, collectively, the Insurance Obligations and the Tax Obligations.

          1.3 "TAX OBLIGATIONS" means Twin Lakes' obligation to pay Real Estate Taxes under Section 8.2(e) of the Lease.

     2. AGREEMENT. Twin Lakes and Caribou agree that Caribou shall undertake and perform Obligations on behalf of and as agent for Twin Lakes, at Caribou's sole cost and expense except for the Administrative Fee and Monthly Reimbursement (both defined below), and Caribou hereby agrees to perform the Obligations, upon all on the terms and conditions of this Supplemental Agreement.

     3. INSURANCE. Caribou agrees to timely and diligently perform the Insurance Obligations during the Term. Each insurance policy obtained and maintained by Caribou shall comply with Sections 12.2(a) and 12.2(b), as applicable, of the Lease. If a casualty occurs, and Caribou terminates the Lease pursuant to the Lease, Caribou shall arrange for all insurance proceeds received as a result of such Casualty to be paid to Twin Lakes.

     4. TAXES. Caribou agrees to timely and diligently perform the Tax Obligations relating to the Term. However, if any Real Estate Taxes that relate to a taxable year that falls partially within the Term, then Twin Lakes shall be directly responsible for that portion of the Real Estate Taxes relating to the period outside of the Term. Upon request of Twin Lakes, Caribou shall promptly provide Twin Lakes with copies of paid tax receipts as such receipts become available. If necessary to reduce Real Estate Taxes in Caribou's sole judgment, Caribou may, at its own cost and expense as a part of its responsibilities under this Supplemental Agreement, initiate and prosecute any proceedings permitted by law for the purpose of obtaining an abatement of or otherwise contesting the validity or amount of Real Estate Taxes assessed to or levied upon the Premises and, if required by law, Caribou may take such action in the name of Twin Lakes (who shall cooperate with Caribou to such extent as Caribou may reasonably require, provided, however, that Caribou shall fully indemnify and hold Twin Lakes harmless from all loss, cost, damage and expense incurred by or to be incurred by Twin Lakes as a result thereof).

     5. ADMINISTRATIVE FEE.

          (a) Twin Lakes agrees to pay to Caribou an administrative fee of $10.00 (the "ADMINISTRATIVE FEE") on the Effective Date for the performance by Caribou of the Obligations.

          (b) The parties agree that Twin Lakes shall pay to Caribou on each date on which a payment of Supplemental Rent is due under the Lease the amount of $22,916.67 (the "MONTHLY REIMBURSEMENT"), which amount Twin Lakes and Caribou agree represents an estimate of the cost to Caribou of performing the Obligations during each month during the Term. If either party believes that such estimate exceeds or is less than the actual cost to Caribou of performing the Obligations, the parties shall discuss the matter and, if agreement is reached in the sole discretion of both parties, shall agree in writing to increase or decrease the amount to be paid to Caribou, such adjustment to take effect on the next date on which a payment under this Section 6(b) is due.

          (c) Caribou shall not be entitled to any payment or compensation, other than the Administrative Fee and the Monthly Reimbursement, for performing the Obligations hereunder.

     6. LAW AND JURISDICTION. This Supplemental Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

     7. HEIRS AND ASSIGNS. This Supplemental Agreement shall be binding upon, and inure to and for the benefit of, Twin Lakes and Caribou and their respective successors and assigns. Each party agrees that this Supplemental Agreement may not be assigned in whole or in part without the prior written consent of the other party hereto. Each party agrees that any assignment of the Lease by any party thereto must include an assignment and assumption of this Supplemental Agreement. Each party agrees that this Supplemental Agreement shall terminate upon the expiration or termination of the Lease.

     8. NOTICES. Each communication to be made under this Supplemental Agreement shall be made in writing in accordance with the notice provisions of the Lease.

                        [Signatures follow on next page]

     IN WITNESS WHEREOF, Twin Lakes and Caribou have caused this Supplemental Agreement to be duly executed and delivered as of the Effective Date.

                                        TWIN LAKES:

                                        TWIN LAKES III LLC


                                        BY /s/ Paul M. Hyde
                                           -------------------------------------
                                        Its CEO


                                        CARIBOU:

                                        CARIBOU COFFEE COMPANY, INC.


                                        BY /s/ George Mileusnic
                                           -------------------------------------
                                        Its CFO